WINFIELD CAPITAL CORP.                  EXHIBIT 11

               STATEMENT OF COMPUTATION EARNINGS (LOSS) PER SHARE

                                                               Year Ended March 31,
                                                         ---------------------------------
                                                            1997        1996       1995
                                                         ----------  ----------  ---------
Primary and fully diluted earnings (loss) per share

Net earnings (loss) available for common stock
   equivalent shares deemed to have a dilutive effect    $  344,552  $ (452,093) $(530,857)
                                                         ==========  ==========  =========

Primary and fully diluted earnings (loss) per share (A)  $     0.07  $    (0.13) $   (0.90)
                                                         ==========  ==========  =========

Shares used in computation:
   Weighted average common shares                         5,023,361   3,484,630    591,608
   Common stock equivalents                                 191,932(B)
                                                         ----------  ----------  ---------

                                                          5,215,293   3,484,630    591,608
                                                         ==========  ==========  =========

A For years ended March 31, 1996 and 1995 the fully diluted earnings per share would be anti-dilutive and was not considered.

B The weighted average effect of stock options and warrants were anti-dilutive for fiscal year 1996 and, therefore, not considered.